Exhibit 99.1

ImClone Systems Incorporated

Investors and Media:

Rebecca Gregory

(646) 638-5058

IMCLONE SYSTEMS REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

— Achieves ERBITUX® Global Net Sales of $319.2 Million and Positive

Quarter-on-Quarter U.S. In-Market Sales Trend —

— Posts Diluted Earnings Per Share of $0.36 —

— Recently Announced Amendment to Commercial Agreement with Bristol-Myers Squibb Expected to Result in Significant Cash Savings for ImClone Systems —

NEW YORK, July 31, 2007 — ImClone Systems Incorporated (NASDAQ: IMCL) today announced its financial results for the second quarter and six months ended June 30, 2007.

Global net sales of ERBITUX® for the second quarter of 2007 were $319.2 million, compared to $274.8 million in the second quarter of 2006, an increase of $44.4 million, or 16%.  International, or non-U.S., net sales of ERBITUX were $157.2 million, compared to $102.5 million for the second quarter of 2006, an increase of $54.7 million, or 53%.  U.S. in-market net sales of ERBITUX for the second quarter of 2007 were $162.1 million, compared to $172.4 million for the second quarter of 2006, a decrease of 6%.  This year-over-year difference in U.S. sales is largely attributable to two factors.  First, Panitumumab was not approved by the Food and Drug Administration until the third quarter of 2006.  Second, U.S. ERBITUX sales for the second quarter of 2006 were boosted by a one-time bolus of sales of approximately $15 million related to pent-up demand for ERBITUX after receiving FDA approvals in head and neck cancer.  Notably, in the second quarter of 2007, the Company achieved a significant milestone in that it reversed a negative sales trend observed since the introduction of Panitumumab.

Total revenues for the second quarter of 2007 were $150.4 million, compared to $149.9 million in the second quarter of 2006.   Second quarter 2007 total revenues include the following:

•                  Royalty revenue of $78.1 million, compared to $74.6 million for the second quarter of 2006, an increase of 5%.  Royalty revenue includes 39% of Bristol-Myers Squibb’s second quarter 2007 U.S. in-market ERBITUX net sales and 9.5% of Merck KGaA’s second quarter 2007 international ERBITUX net sales;

•                  License fees and milestone revenues of $33.4 million, which is consistent with the second quarter of 2006;

•                  Manufacturing revenue of $23.0 million, compared to $28.4 million for the second quarter of 2006.  This decrease is primarily due to efficiencies achieved in the manufacturing process of ERBITUX that resulted in a decrease in the price the Company charges its corporate partners for ERBITUX; and

•                  Collaborative agreement revenue of $15.8 million, compared to $13.4 million for the second quarter of 2006.  This increase is primarily due to an increase in clinical materials shipped to the Company’s corporate partners.

Total operating expenses for the second quarter of 2007 were $109.1 million, compared to $110.8 million in the second quarter of 2006.  Second quarter 2007 operating expenses include the following:

•                  Research and development expenses of $33.7 million, compared to $27.6 million for the second quarter of 2006.  This increase is attributable to higher contract manufacturing costs associated with the Company’s pipeline products and an increase in clinical materials sold to its corporate partners;

•                  Clinical and regulatory expenses of $14.8 million, compared to $14.9 million for the second quarter of 2006;

•                  Marketing, general and administrative expenses of $18.6 million, compared to $23.0 million for the second quarter of 2006.  This decrease is primarily attributable to cost-saving initiatives and a decrease in legal expenses;

•                  Royalty expenses of $19.0 million, compared to $18.4 million for the second quarter of 2006, due to higher sales.  Approximately $6.7 million and $9.2 million in 2007 and 2006, respectively, were reimbursed as a component of collaborative agreement revenue, resulting in net royalty expenses of $12.3 million for the second quarter of 2007, compared to $9.2 million for the second quarter of 2006; and

•                  Cost of manufacturing revenue was $23.0 million in the second quarter of 2007, compared to $26.9 million for the second quarter of 2006.

Operating income in the second quarter of 2007 was $41.3 million, compared to $39.1 million in the second quarter of 2006.  Total cash tax payments in 2007 are expected to be approximately $3 million.

Net income for the second quarter of 2007 was $31.9 million, or $0.36 per diluted share, compared to $37.2 million, or $0.42 per diluted share, for the second quarter of 2006.

The Company has included a pro forma income statement within this press release to highlight specific revenues and expenses for ERBITUX and ImClone’s non-ERBITUX pipeline activities because it believes this information is useful in assessing the financial performance of the Company.  This pro forma breakout allows one to look at the two parts as separate components of ImClone.  The first component is a highly profitable revenue-based business and the second component is an earlier stage biotechnology business that is investing significantly in the Company’s very promising pipeline.

Please note that the terms of the recently announced amendment to the Company’s agreement with Bristol-Myers Squibb for the co-development and co-promotion of ERBITUX will reduce ImClone’s planned clinical spend in the coming years.  Specifically, for 2007, the Company estimates that ImClone’s contribution for clinical spend for ERBITUX will be reduced by $35 million to $40 million.  The Company is therefore revising its previously provided guidance for 2007 clinical and regulatory expense by this amount.

“The improved sales trend of ERBITUX, our significantly expanded sales force, and our new agreement with Bristol-Myers Squibb on expanding development, gives us confidence that ERBITUX is well positioned to gain additional sales and market share over the coming years,” said Alexander J. Denner, Ph.D., Chairman of ImClone Systems’ Executive Committee and member of the Company’s Board of Directors.  “We believe our amended agreement with Bristol-Myers Squibb significantly enhances the long-term value of ERBITUX, which we believe has tremendous potential in treating a wide range of cancer patients.”

Dr. Denner continued, “Our search for a Chief Executive Officer is progressing and we hope to be reporting positive news on that front in the next month.  We are also pleased to further strengthen our Board of Directors with the appointments of three new members over the last four months.”

ERBITUX and Pipeline Clinical Development Update

ERBITUX

ImClone has amended its agreement with Bristol-Myers Squibb Company for the co-development and co-promotion of ERBITUX in North America.  Under this amendment, the companies have jointly agreed to expand the investment in the ongoing clinical development plan for ERBITUX by up to several hundred million dollars. For each year, development costs, up to a threshold value, will be the sole responsibility of Bristol-Myers Squibb; costs in excess of this threshold will be shared by both companies according to a pre-determined ratio.   With this additional funding, the companies will initiate numerous Phase II and Phase III clinical trials that will further explore the activity of ERBITUX in a wide variety of therapeutic settings. The companies intend to utilize the results of these studies to support new registrational opportunities for ERBITUX. The comprehensive clinical program will supplement the significant body of clinical data existing for ERBITUX in colorectal and head and neck cancers by exploring the use of ERBITUX in additional tumor types including brain, breast, bladder, esophageal, gastric, lung, pancreas, and prostate.

Since the start of the second quarter of 2007, ImClone along with its partners Bristol-Myers Squibb and Merck KGaA have reported the results of a large number of Phase I through Phase III studies of ERBITUX in a broad range of cancers.  Clinical data from these studies were presented in a total of more than 100 presentations at the AACR meeting in April and the ASCO meeting in June.  Of these reported study results, six were for Phase III studies of ERBITUX alone or in combination with the standards of care in multiple types of malignancies.

•                  The Company announced that a Phase III study of CRYSTAL, conducted by Merck KGaA, of ERBITUX plus FOLFIRI in 1,198 patients with previously untreated metatstatic colorectal cancer (mCRC) achieved its primary endpoint of improved survival without disease progression - decreasing the risk of disease progression by

15% compared to FOLFIRI alone.  This result, combined with a 21% improvement in response rate, demonstrates that ERBITUX is a meaningful treatment option when added to FOLFIRI for first line metastatic CRC.  The CRYSTAL data also reflects that, due to the ability of ERBITUX to shrink tumors in this first-line setting, the opportunity for improving patients’ likelihood of surgical resection with curative intent may exist.    Based on the data presented, of the total study population, roughly three times as many patients in the ERBITUX plus FOLFIRI group had their tumors completely removed.  These findings are important because they point to the potential for ERBITUX plus FOLFIRI to help patients who were initially unable to undergo a complete resection.

•                  In National Cancer Institute of Canada (NCIC) CO. 17, ERBITUX, when used as a single agent plus best supportive care in patients with metastatic colorectal cancer following failure of oxaliplatin-, irinotecan-, and fluorpyrimidine-based chemotherapy significantly improved overall survival and provided a superior quality of life for patients compared to patients receiving best supportive care. These results establish ERBITUX as the only therapeutic of any kind capable of increasing survival in this disease setting.

•                  The Company reported results from the EPIC study — a randomized, open-label, multi-center Phase III trial — comparing ERBITUX plus irinotecan to irinotecan alone in patients with metastatic colorectal cancer who failed first-line therapy.  Results showed that the secondary endpoints of progression-free survival and response rate were significantly higher in the ERBITUX-irinotecan arm.  The median time of survival without disease progression was improved by 54% in the patients who received ERBITUX plus irinotecan.  This benefit produced a 31% reduction in the risk of disease progression.  Additionally, patients in the ERBITUX-irinotecan arm were four times more likely to experience a 50% reduction in tumor size over patients treated with irinotecan alone.  Overall survival was not significantly increased in the ERBITUX-irinotecan arm, most likely due to a substantial proportion of patients in the irinotecan arm who received commercially-available ERBITUX post-study after developing disease progression in the study.

•                  The Company announced that a first-line Phase III study of ERBITUX combined with platinum-based chemotherapy met the primary endpoint of increasing overall survival in patients with locoregionally recurrent and/or metastatic squamous cell carcinoma of the head and neck (SCCHN). The randomized, multi-center study, known as EXTREME, studied more than 400 patients treated with ERBITUX in combination either with cisplatin plus 5-fluorouracil (5-FU) or carboplatin plus 5-FU, compared to patients treated with cisplatin plus 5-FU or carboplatin plus 5-FU alone.

•                  The Company reported results from an open-label Phase III study of ERBITUX plus a taxane and carboplatin in the first-line treatment for metastatic non-small cell lung cancer (NSCLC).  The study did not meet its primary endpoint of progression-free survival (PFS) as assessed by an independent radiology review committee (IRRC).  However, key secondary endpoints of the study, including response rate as assessed by the IRRC and PFS as assessed by clinical investigators, were statistically significant and favored the ERBITUX-containing arm.

•                  The Company announced that an open-label Phase III study comparing ERBITUX plus gemcitabine to gemcitabine alone in more than 700 patients with pancreatic cancer in the first-line treatment setting did not meet its primary endpoint of improving overall survival.  The three study parties — Southwest Oncology Group, ImClone, and Bristol-Myers Squibb — are in the process of fully interpreting these results.

The Company also achieved significant regulatory milestones during the second quarter of 2007.  In June, the FDA accepted, for filing and review, a supplementary Biologics License Application (sBLA) for ERBITUX, which includes evidence that ERBITUX is the only monoclonal antibody in colorectal cancer refractory to oxaliplatin-, irinotecan-, and fluorpyrimidine-based chemotherapy to show improved overall survival as a single agent in colorectal cancer.  This sBLA has been granted priority review.  Additionally, the Company recently submitted an sBLA seeking the approval of one of its manufacturing facilities as a second manufacturing source for ERBITUX.

Pipeline Clinical Development

The development of ImClone’s early clinical pipeline, consisting of five fully-human IgG1 antibodies, has continued to advance in the second quarter, with three antibodies entering disease-directed development in the third quarter.  Following the completion of Phase I studies of the anti-insulin-like growth factor-1 receptor (IGF-1R) monoclonal antibody IMC-A12 in the last quarter, patient enrollment commenced in the first of many planned Phase II studies of the antibody.  The Company also completed Phase I studies of its antibody targeting vascular endothelial growth factor receptor-2, known as IMC-1121B, and expects to begin enrollment in Phase II studies in the third quarter.  The Company also expects to commence enrolling patients in a Phase II study of IMC-11F8, a fully-human IgG1 anti-EGFR antibody therapeutic, in the third quarter of 2007.  Considerable progress has also been made in advancing the Company’s two earliest stage antibodies, IMC-18F1 and IMC-3G3, which target vascular endothelial growth factor receptor-1 and platelet-derived growth factor alpha, respectively.  Phase I studies of these IgG1 monoclonal antibodies are progressing well and are on track to be completed as planned in the second half of 2007.

Other Company Highlights

ImClone further strengthened its Board of Directors with the appointments of three individuals since the beginning of the second quarter of 2007.  Andrew Bonfield was appointed to the Company’s Board of Directors in April, Jules Haimovitz joined the Board in May, and Thomas Deuel joined the Board in July.

Conference Call

ImClone Systems will host a conference call with the financial community to discuss second quarter 2007 financial results on Tuesday, July 31, 2007 at 11:00 AM Eastern Daylight Time.

The conference call will be webcast live and may be accessed by visiting ImClone Systems’ website at www.imclone.com.  A replay of the audio webcast will be available under “Earnings Webcast” in the “Investor Relations” section of the Company’s website starting shortly after the call on July 31, 2007.

Those parties interested in participating via telephone may join by dialing (888) 694-4676 domestically, or (973) 582-2737 for calls outside of Canada and the United States, and referencing conference identification number 9010336.  A telephone replay of the conference call will be available shortly after the call until August 3, 2007 at midnight Eastern Daylight Time.  To access the telephone replay, dial (877) 519-4471 domestically, or (973) 341-3080 for calls outside of Canada and the United States, and enter the conference identification number 9010336.

About ERBITUX® (Cetuximab)

ERBITUX is a monoclonal antibody (IgG1 Mab) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells called the epidermal growth factor receptor (EGFR, HER1, c-ErbB-1). In vitro assays and in vivo animal studies have shown that binding of ERBITUX to the EGFR blocks phosphorylation and activation of receptor-associated kinases, resulting in inhibition of cell growth, induction of apoptosis, and decreased matrix metalloproteinase and vascular endothelial growth factor production. In vitro, ERBITUX can mediate antibody-dependent cellular cytotoxicity (ADCC) against certain human tumor types. While the mechanism of ERBITUX’s anti-tumor effect(s) in vivo is unknown, all of these processes may contribute to the overall therapeutic effect of ERBITUX. EGFR is part of a signaling pathway that is linked to the growth and development of many human cancers, including those of the head and neck, colon and rectum.

ERBITUX (Cetuximab), in combination with radiation therapy, is indicated for the treatment of locally or regionally advanced squamous cell carcinoma of the head and neck.  ERBITUX as a single agent is indicated for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck for whom prior platinum-based therapy has failed.

ERBITUX is indicated for the treatment of EGFR-expressing, metastatic colorectal carcinoma (mCRC) in combination with irinotecan for patients who are refractory to irinotecan-based chemotherapy, and as a single agent for patients who are intolerant to irinotecan-based therapy.  The effectiveness of ERBITUX for the treatment of EGFR-expressing mCRC cancer is based on objective response rates.  Currently, no data are available that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX for the treatment of EGFR-expressing mCRC.

For full prescribing information, including boxed WARNINGS regarding infusion reactions and cardiopulmonary arrest, visit http://www.ERBITUX.com.

Important Safety Information

Grade 3/4 infusion reactions, rarely with fatal outcome (<1 in 1000), occurred in approximately 3% (46/1485) of patients receiving ERBITUX (Cetuximab) therapy.  These reactions are characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, hypotension, loss of consciousness, and/or cardiac arrest. Severe infusion reactions require immediate and permanent discontinuation of ERBITUX therapy.

Most reactions (90%) were associated with the first infusion of ERBITUX despite the use of prophylactic antihistamines. Caution must be exercised with every ERBITUX infusion as there were patients who experienced their first severe infusion reaction during later infusions.  A 1-hour observation period is recommended following the ERBITUX infusion.  Longer observation periods may be required in patients who experience infusion reactions.

Cardiopulmonary arrest and/or sudden death occurred in 2% (4/208) of patients with squamous cell carcinoma of the head and neck treated with radiation therapy and

ERBITUX as compared to none of 212 patients treated with radiation therapy alone.  Fatal events occurred within 1 to 43 days after the last ERBITUX treatment.  ERBITUX in combination with radiation therapy should be used with caution in patients with known coronary artery disease, congestive heart failure and arrhythmias.  Close monitoring of serum electrolytes, including serum magnesium, potassium, and calcium during and after ERBITUX therapy is recommended.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in less than 0.5% of 774 patients with advanced colorectal cancer (mCRC) receiving ERBITUX. There was one case of ILD reported in 796 patients with head and neck cancer receiving ERBITUX in clinical studies.

In clinical studies of ERBITUX, dermatologic toxicities, including acneform rash, skin drying and fissuring, inflammatory and infectious sequelae (eg, blepharitis, cheilitis, cellulitis, cyst), and hypertrichosis were reported. In 208 patients receiving ERBITUX + RT, acneform rash was reported in 87% (17% severe) as compared to 10% in 212 patients treated with radiation therapy alone (1% severe). In patients receiving ERBITUX alone, 76% (N=103) experienced acneform rash (1% severe).  In patients with mCRC, acneform rash was reported in 89% (686/774) of all treated patients, and was severe in 11% (84/774).  Subsequent to the development of severe dermatologic toxicities, complications including S. aureus sepsis and abscesses requiring incision and drainage were reported.  Sun exposure may exacerbate these effects. A related nail disorder, occurring in 12% (0.4% Grade 3) of patients, was characterized as a paronychial inflammation.

The safety of ERBITUX in combination with radiation therapy and cisplatin has not been established.  Death and serious cardiotoxicity were observed in a single-am trial with ERBITUX, delayed, accelerated (concomitant boost) fractionation radiation therapy, and cisplatin (100 mg/m2) conducted in patients with locally advanced squamous cell carcinoma of the head and neck.  Two of 21 patients died, one as a result of pneumonia and one of an unknown cause.  Four patients discontinued treatment due to adverse events.  Two of these discontinuations were due to cardiac events (myocardial infarction in one patient and arrhythmia, diminished cardiac output, and hypotension in the other patient).

The incidence of hypomagnesemia (both overall and severe [NCI CTC Grades 3 & 4]) was increased in patients receiving ERBITUX alone or in combination with chemotherapy as compared to those receiving best supportive care or chemotherapy alone based on ongoing, controlled clinical trials in 244 patients. Approximately one-half of these patients receiving ERBITUX experienced hypomagnesemia and 10-15% experienced severe hypomagnesemia. Electrolyte repletion was necessary in some patients and in severe cases, intravenous replacement was required. Patients receiving ERBITUX therapy should be periodically monitored for hypomagnesemia, and accompanying hypocalcemia and hypokalemia during, and up to 8 weeks following the completion of, ERBITUX therapy.

The most serious adverse reactions associated with ERBITUX in combination with radiation therapy in 208 patients with head and neck cancer were infusion reaction (3%), cardiopulmonary arrest (2%), dermatologic toxicity (2.5%), mucositis (6%), radiation dermatitis (3%), confusion (2%), and diarrhea (2%).

The most serious adverse reactions associated with ERBITUX in mCRC clinical trials (N=774) were infusion reaction (3%), dermatologic toxicity (1%), interstitial lung disease (0.4%), fever (5%), sepsis (3%), kidney failure (2%), pulmonary embolus (1%), dehydration (5% in patients receiving ERBITUX with irinotecan, 2% in patients receiving ERBITUX as a single agent) and diarrhea (6% in patients receiving ERBITUX with irinotecan, 0.2% in patients receiving ERBITUX as a single agent).

The overall incidence of late radiation toxicities (any grade) was higher with ERBITUX in combination with radiation therapy compared with radiation therapy alone. The following sites were affected: salivary glands (65%/56%), larynx (52%/36%), subcutaneous tissue (49%/45%), mucous membranes (48%/39%), esophagus (44%/35%), skin (42%/33%), brain (11%/9%), lung (11%/8%), spinal cord (4%/3%), and bone (4%/5%) in the ERBITUX and radiation versus radiation alone arms, respectively.

The incidence of Grade 3 or 4 late radiation toxicities were generally similar between the radiation therapy alone and the ERBITUX plus radiation therapy arms.

The most common adverse events seen in patients with carcinomas of the head and neck receiving ERBITUX in combination with radiation therapy (n=208) versus radiation alone (n=212) were mucositis-stomatitis (93%/94%), acneform rash (87%/10%), radiation dermatitis (86%/90%), weight loss (84%/72%), xerostomia (72%/71%), dysphagia (65%/63%), asthenia (56%/49%), nausea (49%/37%), constipation (35%/30%) and vomiting (29%/23%). The most common adverse events seen in patients with carcinomas of the head and neck receiving ERBITUX as a single agent (N=103) were acneform rash (76%), asthenia (45%), pain (28%), fever (27%) and weight loss (27%).

The most common adverse events seen in patients with mCRC receiving ERBITUX with irinotecan (n=354) or ERBITUX as a single agent (n=420) were acneform rash (88%/90%), asthenia/malaise (73%/48%), diarrhea (72%/25%), nausea (55%/29%), abdominal pain (45%/26%), vomiting (41%/25%), fever (34%/27%), constipation (30%/26%), and headache (14%/26%).

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers.  The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

ERBITUX is a registered trademark of ImClone Systems Incorporated.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

(see attached tables)

IMCLONE SYSTEMS INCORPORATED

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Royalty revenue	$78,144	$74,614	$154,507	$134,884
License fees and milestone revenue	33,445	33,456	62,739	177,859
Manufacturing revenue	23,025	28,356	39,483	47,705
Collaborative agreement revenue	15,818	13,430	35,203	34,539
Total revenues	150,432	149,856	291,932	394,987
Operating expenses:
Research and development	33,723	27,583	68,598	60,576
Clinical and regulatory	14,820	14,929	28,628	30,010
Marketing, general and administrative	18,567	22,963	33,926	40,964
Royalty expense	18,988	18,414	35,774	38,480
Cost of manufacturing revenue	22,999	26,877	36,854	42,279
Total operating expenses	109,097	110,766	203,780	212,309

Operating income	41,335	39,090	88,152	182,678

Other income, net	(10,327)	(8,308)	(19,872)	(14,010)

Income before income taxes	51,662	47,398	108,024	196,688
Provision (benefit) for income taxes	19,757	10,189	47,364	(70,112)

Net income	$31,905	$37,209	$60,660	$266,800

Income per common share:
Basic	$0.37	$0.44	$0.71	$3.18
Diluted	$0.36	$0.42	$0.69	$2.93
Shares used in calculation of income per common share:
Basic	85,726	84,072	85,492	83,849
Diluted	93,212	92,184	92,790	92,001

IMCLONE SYSTEMS INCORPORATED

Pro Forma Consolidating Statement of Income

For the Six Months Ending June 30, 2007

(Unaudited)

(in thousands)

	Consolidated	Selected Non-
	Total	ERBITUX	Cash Items	Pipeline
Revenues:
Royalty revenue	$154,507	$154,507	$—	$—
License fees and milestone revenue	62,739	—	62,739	—
Manufacturing revenue	39,483	39,483	—	—
Collaborative agreement revenue	35,203	35,203	—	—
Total revenues	291,932	229,193	62,739	—
Operating expenses:
ERBITUX clinical shipments	16,590	16,590	—	—
Research & Development	48,643	417	—	48,226
Spring Street write-off	3,365	—	3,365	—
Clinical and regulatory	28,628	19,997	—	8,631
Marketing, general and administrative	33,926	31,839	—	2,087
Royalty expense	35,774	35,774	—	—
Cost of manufacturing revenue	36,854	36,854	—	—
Total operating expenses	203,780	141,471	3,365	58,944

Operating income	88,152	87,722	59,374	(58,944)

Other income, net:	(19,872)	(19,872)	—	—

Income before income taxes	108,024	107,594	59,374	(58,944)
Provision for income taxes	47,364	1,500	45,864	—
Net income	$60,660	$106,094	$13,510	$(58,944)

IMCLONE SYSTEMS INCORPORATED

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	June 30,	December 31,
Assets	2007	2006

Current assets:
Cash and cash equivalents	$56,929	$20,568
Securities available for sale	1,051,305	1,023,609
Inventories	123,254	102,215
Other current assets	134,607	123,840
Total current assets	1,366,095	1,270,232

Property, plant and equipment, net	409,584	423,000
Other assets	111,434	146,604
Total assets	$1,887,113	$1,839,836

Liabilities and Stockholders’ Equity
Current liabilities	$251,651	$238,932
Deferred revenue, long-term	180,954	237,864
Long-term obligations	603,990	603,391
Total liabilities	1,036,595	1,080,187

Stockholders’ equity	850,518	759,649
Total liabilities and stockholders’ equity	$1,887,113	$1,839,836

IMCLONE SYSTEMS INCORPORATED

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Six Months Ended
	June 30,
	2007	2006

Net income	$60,660	$266,800
Non-cash adjustments to reconcile net income to net cash	43,891	(157,545)
Changes in working capital	(63,465)	71,053
Net cash provided by operating activities	41,086	180,308

Acquisitions of property, plant and equipment	(5,707)	(32,450)
Net change in securities available for sale	(26,236)	(186,714)
Net cash used in investing activities	(31,943)	(219,164)

Proceeds from stock options and employee stock purchase plan	16,272	13,053
Tax benefit from share-based compensation	10,946	48,495
Net cash provided by financing activities	27,218	61,548

Net increase in cash and cash equivalents	36,361	22,692
Cash and cash equivalents at beginning of period	20,568	3,403

Cash and cash equivalents at end of period	$56,929	$26,095